Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
LPL INVESTMENT HOLDINGS INC.

LPL Investment Holdings Inc., a Delaware corporation (the “Corporation”), hereby certifies that this Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”) has been duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, and that:

A. The name of the Corporation is: LPL Investment Holdings Inc.

B. The original Certificate of Incorporation of the Corporation was filed with the Secretary of the State of Delaware on October 25, 2005 (as amended, the “Original Certificate of Incorporation”). The Corporation was incorporated under the name BD Investment Holdings Inc.

C. This Amended and Restated Certificate of Incorporation amends and restates the Original Certificate of Incorporation of the Corporation.

D. The Certificate of Incorporation, upon the filing of this Amended and Restated Certificate of Incorporation, shall read in its entirety as follows:

ARTICLE I — NAME

The name of the corporation is LPL Investment Holdings Inc. (the “Corporation”).

ARTICLE II — REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III — PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV — CAPITALIZATION

(a) Authorized Shares.  The total number of shares of stock which the Corporation shall have authority to issue is 675,000,000, consisting of 600,000,000 shares of Common Stock, par value $0.001 per share (“Common Stock”), and 75,000,000 shares of Preferred Stock, par value $0.001 per share (“Preferred Stock”).

(b) Preferred Stock.  Shares of Preferred Stock may be issued in one or more series, from time to time, with each such series to consist of such number of shares and to have such voting powers relative to other classes or series of Preferred Stock, if any, or Common Stock, full or limited or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the board of directors of the Corporation (the “Board of Directors”), and the Board of Directors is hereby expressly vested with the authority, to the full extent now or hereafter provided by applicable law, to adopt any such resolution or resolutions.

(c) Voting.  Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including, but not limited to, any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including, but not limited to, any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

(d) No Class Vote On Changes In Authorized Number of Shares Of Preferred Stock.  Subject to the special rights of the holders of any series of Preferred Stock pursuant to the terms of this Amended and Restated Certificate of Incorporation, any certificate of designations or any resolution or resolutions providing for the issuance of such series of stock adopted by the Board of Directors, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors irrespective of the provisions of Section 242(b)(2) of the DGCL.

ARTICLE V — BOARD OF DIRECTORS

(a) Number of Directors; Vacancies and Newly Created Directorships.  The number of directors constituting the Board of Directors shall be not fewer than 3 and not more than 15, each of whom shall be a natural person. Subject to the previous sentence and to the special rights of the holders of any series of Preferred Stock to elect directors, the precise number of directors shall be fixed exclusively pursuant to a resolution adopted by the Board of Directors, provided, however, that until the first date (the “Trigger Date”) on which TPG Partners IV, L.P. and its successors and Affiliates (collectively, “TPG”) and Hellman & Friedman Capital Partners V, L.P., Hellman & Friedman Capital Partners V (Parallel), L.P. and Hellman & Friedman Capital Associates V, L.P. and their respective successors and Affiliates (collectively the “H&F Entities” and, together with TPG, the “Sponsor Holders”) cease collectively to beneficially own (directly or indirectly) forty percent (40%) or more of the outstanding shares of Common Stock, the number of directors shall not be increased to more than nine without, in addition to any other vote otherwise required by law, the affirmative vote or written consent of sixty percent (60%) of the outstanding shares of Common Stock. “Affiliate” means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person; the term “control,” as used in this definition, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and “controlled” and “controlling” have meanings correlative to the foregoing. “Person” means an individual, any general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity. For the purpose of this Amended and Restated Certificate of Incorporation “beneficial ownership” shall be determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Vacancies and newly-created directorships shall be filled (i) by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director or (ii) until the Trigger Date, in addition to any other vote otherwise required by law, by the affirmative vote of a majority of the outstanding shares of Common Stock. Any vacancy created by the removal of a director by the stockholders shall only be filled, in addition to any other vote otherwise required by law, by vote of a majority of the outstanding shares of Common Stock. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(b) Classified Board of Directors.  Subject to the special rights of the holders of any series of Preferred Stock to elect directors, immediately following the Trigger Date, the Board of Directors (other than those directors elected by the holders of any series of Preferred Stock) shall be classified into three classes: Class I; Class II; and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors and the allocation of directors among the three classes shall be determined by the Board of Directors. The initial Class I Directors shall serve for a term expiring at the first annual meeting of stockholders of the Corporation following the Trigger Date; the initial Class II Directors shall serve for a term expiring at the second annual meeting of stockholders following the Trigger Date; and the initial Class III Directors shall serve for a term expiring at the third annual meeting of stockholders following the Trigger Date. Each director in each class shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. At each annual meeting of stockholders beginning with the first annual meeting of stockholders following the meeting at which the Board of Directors is classified under this paragraph (b) of this Article V, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders to be held in the third year following the year of their election, with each director in each such class to hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible.

(c) Removal.  Subject to the special rights of the holders of any series of Preferred Stock to elect directors, following the classification of the Board of Directors pursuant to paragraph (b) of this Article V, the directors of the Corporation may be removed only for cause by the affirmative vote of sixty-six and two-thirds percent (66 2/3%) of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE VI — LIMITATION OF DIRECTOR LIABILITY

To the fullest extent that the DGCL or any other law of the State of Delaware (as they exist on the date hereof or as they may hereafter be amended) permits the limitation or elimination of the liability of directors, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to, or modification or repeal of, this Article VI shall adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any state of facts existing or act or omission occurring, or any cause of action, suit or claim that, but for this Article VI, would accrue or arise, prior to such amendment, modification or repeal.

ARTICLE VII — MEETINGS OF STOCKHOLDERS

(a) No Action by Written Consent.  On or following the Trigger Date, any action required or permitted to be taken by the stockholders of the Corporation may be effected only at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

(b) Special Meetings of Stockholders.  Subject to any special rights of the holders of any series of Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by either (a) the Chairman or Vice Chairman of the Board of Directors or the President of the Corporation, (b) the Board of Directors pursuant to a written resolution adopted by a majority of the total number of directors which the Corporation would have if there were no vacancies or (c) prior to the Trigger Date, the Secretary of the Corporation at the request of the holders of forty percent (40%) or more of the outstanding shares of Common Stock.

(c) Election of Directors by Written Ballot.  Election of directors need not be by written ballot.

ARTICLE VIII — AMENDMENTS TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND BYLAWS

(a) Bylaws.  In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized to make, alter, amend or repeal the bylaws of the Corporation subject to the power of the stockholders of the Corporation to make, alter, amend or repeal the bylaws; provided, that with respect to the powers of stockholders to make, alter, amend or repeal the bylaws, from and after the first date on which the Sponsor Holders cease collectively to beneficially own (directly or indirectly) shares of capital stock representing more than fifty percent (50%) of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally on the making, alteration, amendment or repeal of the bylaws, then, in addition to any other vote otherwise required by law, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the outstanding shares of Common Stock shall be required to make, alter, amend or repeal the bylaws of the Corporation.

(b) Amendments to the Certificate of Incorporation.  Notwithstanding anything to the contrary contained in this Amended and Restated Certificate of Incorporation, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, no provision of Article V, paragraphs (a) and (b) of Article VII, Article VIII and Article IX may be altered, amended or repealed in any respect, nor may any provision or bylaw inconsistent therewith be adopted, unless in addition to any other vote required by this Amended and Restated Certificate of Incorporation or otherwise required by law, (i) so long as the Sponsor Holders collectively beneficially own (directly or indirectly) more than fifty percent (50%) of the outstanding shares of Common Stock, such alteration, amendment, repeal or adoption is approved by, in addition to any other vote otherwise required by law, the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Common Stock and (ii) from and after the date on which the Sponsor Holders cease collectively to beneficially own (directly or indirectly) more than fifty percent (50%) of the outstanding shares of Common Stock, such alteration, amendment, repeal or adoption is approved by, in addition to any other vote otherwise required by law, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the outstanding shares of Common Stock.

ARTICLE IX — BUSINESS COMBINATIONS

The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE X — RENOUNCEMENT OF CORPORATE OPPORTUNITY

(a) Scope.  The provisions of this Article X are set forth to define, to the extent permitted by applicable law, the duties of Exempted Persons (as defined below) to the Corporation with respect to certain classes or categories of business opportunities. “Exempted Persons” means each director of the Corporation who is not an employee of the Corporation or any of its subsidiaries (a “Non-Employee Director”) and each Sponsor Holder and their respective Affiliates (other than the Corporation and its subsidiaries) and all of their respective partners, principals, directors, officers, members, managers and/or employees, including any of the foregoing who serve as officers or directors of the Corporation.

(b) Competition and Allocation of Corporate Opportunities.  The Exempted Persons shall not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or any of its subsidiaries. To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to the Exempted Persons, even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each such Exempted Person shall have no duty to communicate or offer such business opportunity to the Corporation and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such Exempted Person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries.

(c) Certain Matters Deemed Not Corporate Opportunities.  In addition to and notwithstanding the foregoing provisions of this Article X, a corporate opportunity shall not be deemed to belong to the Corporation if it is a business opportunity that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.

(d) Amendment of this Article.  Notwithstanding anything to the contrary elsewhere contained in this Amended and Restated Certificate of Incorporation and in addition to any vote required by the DGCL, the affirmative vote of eighty percent (80%) of the voting power of the outstanding shares of capital stock entitled to vote on the adoption, alteration, amendment or repeal of amendments to this Amended and Restated Certificate of Incorporation, voting together as a single class, shall be required to alter, amend or repeal, or to adopt any provision inconsistent with, this Article X. No amendment or repeal of this Article X shall apply to or have any effect on the liability or alleged liability of any Exempted Person for or with respect to any activities or opportunities of which such Exempted Person becomes aware prior to such amendment or repeal.

ARTICLE XI — EXCLUSIVE JURISDICTION OF CERTAIN ACTIONS

The Court of Chancery of the State of Delaware shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL or the Corporation’s Amended and Restated Certificate of Incorporation or bylaws or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI.

ARTICLE XII — SEVERABILITY

If any provision or provisions of this Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

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IN WITNESS WHEREOF, the undersigned has caused this Amended and Restated Certificate of Incorporation to be executed by the officer below this   day of          , 2010.

LPL INVESTMENT HOLDINGS INC.

By:
Name:
Title: